EXHIBIT 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF ITEM (1) AND (10) OF THE MINUTES OF THE 107th MEETING OF THE BOARD OF DIRECTORS, HELD ON MARCH 23, 2016.

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (1) and (10) of the Agenda included in the Minutes of the 107th Meeting of the Board of Directors of Oi S.A. held on March 23, 2016, at 11am, at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City and State of Rio de Janeiro, reads as follows:

“With respect to item (1) of the Agenda: The Company’s consolidated Financial Statements for the year ended December 31, 2015 were presented, detailing the operating and financial indicators and the consolidated loss incurred by Oi and the operations in Africa. After discussions and clarifications provided by the representatives of the independent auditors and the Chairman of the Fiscal Council, Alan Kardec de Melo Ferreira, the Directors approved and authorized the issue of the Company’s financial statements. Then it was reported that the loss will be allocated in line item Accumulated Losses, which was ratified unanimously by the Board Members.”

“Proceeding to item (10) of the Agenda, was submitted a proposal for the change of the Information Disclosure Policy to allow the Company to decide annually whether or not to disclose projections in light of macroeconomic and market changes, and which would result in annual savings of approximately R$150,000 by changing the communication channel. The Directors approved the proposal unanimously.”

Majority members of the Board of Directors were presented and affixed their signatures: José Mauro Mettrau Carneiro da Cunha, Sergio Franklin Quintella, Luiz Antonio do Souto Gonçalves, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, Luís Maria Viana Palha da Silva, Marten Pieters, Robin Bienenstock and João Manuel Pisco de Castro.

Rio de Janeiro, March 23, 2016

José Augusto da Gama Figueira

Secretary